Exhibit (a)(1)(E)

FORM OF

COMMUNICATION TO ELIGIBLE HOLDERS PARTICIPATING IN

THE EXCHANGE OFFER CONFIRMING RECEIPT OF ELECTION FORM

Date:	[__________], 2024

To:	[__________]

From:	Vincerx Pharma, Inc.

Re:	Confirmation of Receipt of Election Form

This message confirms that we have received your Election Form. This confirmation should not, however, be construed to imply that the Election Form or any other documents that you have submitted have been properly completed or are otherwise in proper form or that we have accepted your Eligible Options for exchange. If your Election Form is properly completed and signed, and all eligibility requirements are met, we expect to accept your Eligible Options elected for exchange and to grant you New RSUs, subject to the terms and conditions set forth in the Offer to Exchange Eligible Options for New Restricted Stock Units dated August 13, 2024 (the “Exchange Offer”), promptly following the expiration of the Exchange Offer at 5:00 p.m., U.S. Pacific Time, on Wednesday, September 11, 2024, unless the Exchange Offer is extended by us. Any Eligible Options listed on your Election Form for which you checked the “Yes, exchange Eligible Option” box, will be cancelled and New RSUs granted in exchange in the manner described in the Exchange Offer.

Unless you withdraw your tendered Eligible Options by providing us a properly completed and signed Notice of Withdrawal before 5:00 p.m., U.S. Pacific Time, on Wednesday, September 11, 2024 or, if the Exchange Offer is extended, before the new termination date (provided, however, that if we have not accepted the tendered Eligible Options within 40 business days of the commencement of the Exchange Offer, you may withdraw your election to exchange your Eligible Options at any time thereafter), we will, subject to the conditions of the Exchange Offer, cancel all Eligible Options that you have properly tendered and grant you New RSUs in exchange. If you do not withdraw your tendered Eligible Options and we accept your Eligible Options for exchange, promptly following the expiration of the Exchange Offer we will provide you with a “confirmation letter” confirming that your Eligible Options have been accepted for exchange. In addition, you will separately receive the grant documents relating to the New RSUs for signature via E*Trade for your review and acceptance. If you do not have an E*Trade account, we will send them to you directly. Your Election Form may be changed or revoked at any time by delivering a new properly completed and signed Election Form bearing a later date so long as we receive the documents before the expiration of the Exchange Offer.

You should direct questions about the Exchange Offer or requests for assistance (including requests for additional or paper copies of the Exchange Offer, the Election Form or other documents relating to the Exchange Offer) to Gabriela Jairala by sending an email to gabriela.jairala@vincerx.com or by calling (650) 800-6676.

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Exchange Offer.